Exhibit 10.2

Confidential Treatment Requested.

Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into on this 31st day of August, 2012 (the “Effective Date”), by and between BEHRINGER HARVARD REIT I, INC., a Maryland corporation (the “Company”), and BEHRINGER ADVISORS LLC, a Texas limited liability company (the “Service Provider”).

WITNESSETH

WHEREAS, the Company and the Service Provider previously entered into that certain Fifth Amended and Restated Advisory Management Agreement, dated December 29, 2006 (as amended through February 20, 2012, the “Advisory Agreement”), and the Company and the Service Provider intend for this Agreement to amend and restate the Advisory Agreement in its entirety as of the date hereof, subject to the survival of certain provisions of the Advisory Agreement as contemplated in Section 7.16;

WHEREAS, the Company, the Service Provider, Behringer Harvard REIT I Services Holdings, LLC, and HPT Management Services, LLC have entered into that certain Master Modification Agreement of even date herewith, pursuant to the terms of which the Service Provider has agreed, among other things, to waive certain non-hire and non-solicitation provisions with respect to certain specified employees of the Service Provider or its Affiliates (who were providing certain services to the Company under the Advisory Agreement) and the Company will offer to hire certain of those employees (the “Modification Agreement”);

WHEREAS, after the restructuring of certain essential real estate functions pursuant to the terms of the Modification Agreement, the Company desires to continue to avail itself of the experience, sources of information, advice and assistance available to or possessed by the Service Provider and to have the Service Provider continue to undertake the duties and responsibilities hereinafter set forth, all as provided herein; and

WHEREAS, the Service Provider is willing to agree to continue to provide such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree that the Advisor Agreement hereby is amended and restated in its entirety as this Administrative Services Agreement, subject to the survival of certain provisions of the Advisory Agreement as contemplated in Section 7.16, and reads as follows:

ARTICLE I.
DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below:

Affiliate.  Except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company, Behringer Harvard Operating Partnership I LP, and their respective Subsidiaries shall not be considered Affiliates of any of the Service Provider, Behringer Harvard REIT I Services Holdings, LLC, HPT Management Services, LLC, Behringer Harvard REIT I LTIP, LLC, Behringer Harvard Holdings, LLC, or their respective Affiliates and vice versa.

Board.  The Board of Directors of the Company.

Change of Control shall occur, with respect to any specified person, if (a) any Group, who prior to such time beneficially owned (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), shall acquire (including by merger,  consolidation or otherwise) voting shares or other equity interests of such specified person, in one or more transactions or series of transactions, and after such transaction or transactions such Group beneficially owns 50% or more of voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), or (b) such specified person shall sell all or substantially all of its assets to any Group which, prior to the time of such transaction, beneficially, directly or indirectly, owned less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests).

Core Services.  The Human Resources, Shareholder Services and Information Technology standard services, in each case as described on Annex A attached hereto.

Director.  A member of the Board.

Exit Costs.  All out-of-pocket fees, charges and costs incurred by the Service Provider and its Affiliates at the request of or for the exclusive benefit of the Company arising from or as a result of the cessation of any Administrative Service upon the termination of this Agreement or any particular Administrative Service, including (i) early termination charges, penalties and costs payable by the Service Provider and its Affiliates to third parties performing part or all of (or supporting) an Administrative Service; (ii) transition fees, charges and costs, including with respect to data conversion or conveyance to the Company or a new service provider to the Company; and (iii) fees, charges and costs resulting from any ongoing failure to meet any minimum purchase commitments.

Force Majeure Event.  An act of God, act of a public enemy, war or national or regional emergency, rebellion, insurrection, riot, epidemic, quarantine restriction, fire, flood, explosion, storm, earthquake, interruption or shortage in the supply of electricity, outside service provider network failure, terrorist attack, labor dispute, strike, work slowdown or other labor disruption, or other event beyond the reasonable control of such party.

Group.  Any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.

Non-Core Services.  The Human Resources, Shareholder Services and Information Technology non-standard services and any Real Estate Transactional Support, Internal Audit, Information Management, Risk Management, Marketing or Cash Management services, in each case as described on Annex A attached hereto.

Person.  An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

Other Service Recipients. Any other Person with respect to which the Service Provider or any of its Affiliates provide any services substantially similar to the Administrative Services.

Subsidiary or Subsidiaries of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns. For the avoidance of doubt, the Company and its Subsidiaries shall not be considered Subsidiaries of the Service Provider and its Affiliates.

Texas Tax Code.  The Texas Tax Code as amended.  Reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

ARTICLE II.
SERVICES AND TERMS

2.01        Services to be Provided by the Service Provider.

(a)           During the period commencing on the Effective Date and continuing until the earliest to occur of (i) with respect to this Agreement as a whole, the termination of this Agreement, (ii) with respect to each individual Administrative Service, the termination of such Administrative Service pursuant to Section 4.02(a), and (iii) with respect to the Initial Transitional/Implementation Services described in Annex A attached hereto, the later of the date that is thirty (30) days after the Effective Date or such later date as is mutually agreed in writing by the parties, subject to the terms and conditions set forth in this Agreement, the Service Provider will provide, or will cause to be provided in accordance with Section 2.01(b) to the Company, (x) the Core Services and (y) as requested by the Company, the Non-Core Services, in each case as described on Annex A attached hereto (collectively, the “Administrative Services”).

(b)           Unless otherwise specifically set forth in this Agreement or in Annex A attached hereto, the Service Provider will perform for the Company, or cause one or more of its Affiliates or, to the extent permitted pursuant to Section 2.01(d), third Persons to provide to the Company, the Administrative Services in the manner and at the locations and level of service (including with respect to timing and priority) consistent with past practice and with the same standard of care as historically provided (for the respective Administrative Service) under the Advisory Agreement.  In connection with providing the Administrative Services, the Service Provider shall at all times during the term of this Agreement remain in compliance with all applicable federal, state and local laws, rules and regulations.  Notwithstanding the foregoing, to the extent there is a change to such laws, rules or regulations relating to the Administrative Services (whether identified by the Service Provider or the Company), all required changes to the Administrative Services resulting from such change in law will be considered as within the scope of the Administrative Services.

(c)           The Service Provider and its Affiliates provide software programs for utilization by the Company in the performance of certain Administrative Services.  If a vendor of any such software programs (or services) alleges that use of such software (or services) by the Company is not permitted under the terms of the applicable license agreement (or other agreement), the Service Provider shall give written notice thereof to the Company whereupon the Service Provider shall use commercially reasonable efforts to negotiate, and the Company shall cooperate with such negotiation, with such vendor for the Company’s continued use of such software (or services) or make such other alternative arrangements to enable the continued provision of the respective Administrative Service or portion thereof in accordance with this Agreement.

(d)           In addition to such employees of the Service Provider and its Affiliates that may be used to perform any of the Administrative Services, the Service Provider may retain any reputable third Person qualified to perform such Administrative Service or portion thereof (each, a “Subcontractor”) to assist the Service Provider in the performance of any of the Administrative Services, or to perform a particular Administrative Service or portion thereof, (i) without obtaining the consent of the Company, if the Service Provider pays the costs and reimbursable expenses of such Subcontractor and does not seek reimbursement from the Company for the costs and reimbursable expenses of such Subcontractor and (ii) after obtaining the prior written consent of the Company, if the costs and reimbursable expenses of such Subcontractor are to be paid directly by the Company or if the Service Provider is to be reimbursed by the Company for the costs and reimbursable expenses of such Subcontractor pursuant to Section 3.01(a).  Notwithstanding the foregoing, if the Service Provider currently retains a Subcontractor and such Subcontractor is listed on Schedule 2.01(d) attached hereto or provided less than $10,000 in costs and expenses during the last twelve months  (each, an “Existing Subcontractor”), no consent of the Company will be required.  All Existing Subcontractors that account for costs and expenses in excess of $10,000 per annum are set forth on Schedule 2.01(d) attached hereto.  The Service Provider shall remain fully liable for all of the acts and omissions of each Subcontractor and shall indemnify, defend and hold harmless the Company and its Affiliates for any claims arising out of or in connection with such acts or omissions, in each case pursuant to Article VI of this Agreement and as if the Service Provider itself were providing the subject Administrative Service or portion thereof. For the avoidance of doubt, no consent of the Company will be required prior to the Service Provider causing any of its Affiliates or any of its or its Affiliates employed or contract personnel to perform any of the Administrative Services.

(e)           The Service Provider and its Affiliates shall have the right to shut down temporarily for maintenance purposes the operation of any facilities or systems providing or used to provide any Administrative Service consistent with past practice.  The Service Provider shall use commercially reasonable efforts not to schedule any shutdown during the hours of 7:00 am and 6:00 pm Central Time, to minimize periods of unscheduled shutdown, to schedule each shutdown so as to minimize the disruption to the business operations of the Company and to give the Company sufficient advance notice of any shutdown.  With respect to the Administrative Services dependent on the operation of such facilities or systems, the Service Provider shall be relieved of its obligations hereunder to provide such Administrative Services during the period that such facilities or systems are so shut down in compliance with this Agreement.

(f)            The Service Provider may modify an Administrative Service, including, without limitation, by implementing changes to the software or other information technology used to provide such Administrative Service, to the extent the same modification (including with respect to the scope, timing and quality of such Administrative Service) is made with respect to the Service Provider or its provision of such Administrative Service to Other Service Recipients consistent with past practice.  The Service Provider shall notify the Company of any such modification in advance.  The Service Provider’s responsibilities with respect to such Administrative Service shall be amended as necessary to conform to any such modification made pursuant to this Section 2.01(f).  If the Company requests that the Service Provider make a custom modification in connection with any Administrative Service, or otherwise alter the manner or level of service from past practice under the Advisory Agreement, and the Service Provider agrees to make such modification, the Company will be responsible for all costs and expenses incurred by the Service Provider and its Affiliates with respect thereto.  If at any time the Service Provider is unable to provide any Administrative Service to the Company, the Service Provider shall use its commercially reasonable efforts to promptly resume the provision of such Administrative Service.

2.02        Company’s Obligations.  The Company shall, as necessary to enable the provision of the Administrative Services by the Service Provider and its Affiliates and designees, use commercially reasonable efforts to: (a) provide timely responses to any information requested by the Service Provider and its Affiliates and designees; (b) provide access to the Company’s facilities, employees, assets and information and records regarding employment and personnel matters as requested by the Service Provider and its Affiliates and designees; and (c) obtain and maintain all hardware and other equipment, leases and contracts.  The Service Provider and its Affiliates and designees, when on the property of the Company or when given access to any equipment, computer, software, network or files owned or controlled by the Company, will conform to, and abide by, the reasonable policies and procedures of the Company concerning health, safety and security which have been made known to the Service Provider or its applicable Affiliates or designees in advance or which were applicable to the provision of such Administrative Service prior to the Effective Date.  The Service Provider and its Affiliates and designees shall be entitled to rely on any instructions or other information provided by authorized personnel designated by the Company, and the Service Provider shall not be in breach of or in default under this Agreement as a result of any such reliance and shall not have any liability for acting in accordance with such instructions.

2.03        Exclusivity.

(a)           Other than pursuant hereto, the Company shall not contract with any Person to perform any Core Service prior to the date of termination of the respective Core Service, each Core Service being provided under this Agreement on an exclusive basis.  However, the Company may hire personnel to perform any Core Service with prior written notice to the Service Provider and if such personnel do not adversely affect the Service Provider’s cost or ability to provide in any material respect any Core Service.

(b)           The Company may hire personnel or contract with any Person at any time to provide any Non-Core Service; provided, however, that if the retention of such Person would adversely affect the Service Provider’s ability to provide in any material respect, or increase the Service Provider’s cost to provide, any Core Service (in the good faith judgment of the Services Provider), the prior written consent of the Service Provider shall be required, which consent may be withheld or granted in Service Provider’s sole discretion, however the withholding or granting of such consent shall not be unreasonably delayed.

(c)           The Company shall provide the Service Provider with no less than 20 days advance notice of its intention to retain any Person to provide any Non-Core Service other than Information Management, Cash Management, Marketing or Risk Management (subject to the Company providing notice to the Service Provider of such retention and cooperating with the Service Provider as provided in the Property Management Agreement), in each case as set forth on Annex A, and shall promptly provide the Service Provider with any reasonably requested information concerning such proposed engagement.  The Service Provider may, within 10 days following such notice and delivery of all such reasonably requested information, determine to cease providing all or part of such Non-Core Service which would remain to be provided hereunder.  For the avoidance of doubt, if the Service Provider determines not to provide all or any part of any Non-Core Service, the Company may retain any Person to provide such portion of such Non-Core Service immediately upon such determination.

2.04        Other Activities of the Service Provider.

(a)           Nothing herein contained shall, consistent with past practice, (a) prevent the Service Provider or its Affiliates from engaging in other activities, including, the rendering of advice or services to Other Service Recipients; (b) limit or restrict the right of any director, manager, officer, employee, or stockholder of the Service Provider or its Affiliates to engage in any other business or to render advice or services of any kind to any other Person; or (c), with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.

(b)           The Service Provider shall have the right and sole discretion to establish priorities, as between the Service Provider (and its Affiliates) and the Other Service Recipients, on the one hand, and the Company on the other hand, as to the provision of the Administrative Services; provided, however, that the Service Provider shall, and shall cause its Affiliates to, use commercially reasonable efforts to, maintain sufficient resources to perform the Administrative Services in accordance with this Agreement; and provided further that such prioritization shall be consistent with past practice (for the respective Administrative Service) under the Advisory Agreement.

2.05        Warranties.  The Service Provider represents, warrants, and covenants to, and agrees with, the Company that: (a) it has the full and unencumbered right and authority to enter into this Agreement; (b) nothing in this Agreement conflicts with or violates any other agreement to which the Service Provider is bound; and (c) subject to Section 2.01(c), it has and will maintain all approvals, rights, consents, licenses, leases, permits and authorizations necessary to execute, deliver and perform its obligations under this Agreement and grant the Company the right to access and use the Administrative Services.

2.06        DISCLAIMER.  THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III.:
SERVICE CHARGES AND REIMBURSEMENT OF SPECIFIED EXPENSES.

3.01        Service Charges.

(a)           Annex A attached hereto sets forth with respect to each of the Administrative Services a description of the charges for such Administrative Service or the basis for the determination thereof (the “Service Charges”).  In addition to the Service Charges, in connection with performance of each Administrative Service, the Company shall reimburse the Service Provider with respect to (i) costs of Subcontractors retained on behalf of or for the benefit of the Company (whose retention has been separately approved by the Company pursuant to Section 2.01(d) or who is retained by the Service Provider as of the Effective Date) and paid by the Service Provider or one of its Affiliates, including their products, services, materials and expenses, (ii) cost of materials, including without limitation, cost of software, provided, however, that in no event shall such reimbursement, after consideration of reimbursement payments received or due with respect to such materials from Other Service Recipients, exceed the cost of such materials, and (iii) out-of-pocket travel and other expenses, in each case consistent with past practice under the Advisory Agreement or otherwise contemplated hereby (collectively, the “Other Costs”).  All Other Costs will be reimbursed to the Service Provider by the Company; provided, however, that, any Other Costs will only be payable after the Company has received from the Service Provider reasonably detailed documentation to support the calculation of such amounts due to the Service Provider.  For the avoidance of doubt, the Company shall not incur any Service Charges for Non-

Core Services delivered by the Service Provider to the Company in connection with that certain License Agreement, between the Company and Behringer Harvard Holdings, LLC, dated as of the date hereof, unless the Company and the Service Provider agree that such Non-Core Services are to be delivered pursuant to this Agreement.

(b)           Unless specifically indicated to the contrary, the pricing provided on Annex A attached hereto covers the Company’s current corporate headquarters in Dallas, Texas (the “Headquarters”) and its other current corporate offices in Louisville, Kentucky, Atlanta, Georgia and Chicago, Illinois (together with the Headquarters, the “Corporate Offices”).

(c)           All rates and amounts set forth on Annex A attached hereto (other than the retainer amount for Real Estate Transactional Support services detailed on Annex A attached hereto) shall be increased by 1.5% of the immediately previously applicable rates and amounts on January 1, 2013 and by 3% of the immediately previously applicable rates and amounts on January 1 of each year starting on January 1, 2014.

3.02        Invoices.

(a)           The Service Provider will deliver an invoice (including line items for each category of Core Services and Non-Core Services provided) to the Company not less frequently than on a quarterly basis (or at such other frequency as is set forth in Annex A attached hereto) for all Service Charges and any Other Costs for the respective period.  Following the termination of this Agreement, the Service Provider will promptly deliver an invoice to the Company for all Service Charges up to and including the date of termination and any Other Costs payable by the Company.

(b)           The Company will pay the undisputed amount of any invoice to the Service Provider in U.S. dollars within 30 days of the date of such invoice and provide written notice to the Service Provider of the amount of the invoice that the Company, in good faith, disputes at or before the time of payment. If the Company fails to pay such invoice amount, or provide such notice, by such date, the Company will be obligated to pay to the Service Provider, in addition to the amount due, interest on the unpaid and undisputed invoice amount at the lesser of (i) one percent (1%) per month and (ii) the maximum rate of interest allowed by applicable law, from the date the payment was due through the date of payment.  The Company and the Service Provider will make a good faith effort to resolve billing disputes as expeditiously as possible.

(c)           The Company and persons designated by the Company shall at reasonable times and upon reasonable advance notice have reasonable access to the Service Provider’s records, books and accounts in respect to payments made with respect to the provision of the Administrative Services in accordance with Annex A.

ARTICLE IV.
TERM AND TERMINATION

4.01        Term.  The term of this Agreement shall commence on the Effective Date and shall continue until February 14, 2017 unless otherwise terminated in accordance with this

Agreement.  Each Administrative Service specified herein may be terminated earlier (on an Administrative Service by Administrative Service basis) in accordance with the provisions of Section 2.03(c) or this Article IV. The Initial Transitional/Implementation Services described in Annex A attached hereto will terminate on the later to occur of the date that is thirty (30) days after the Effective Date or such later date as is mutually agreed in writing by the parties.

4.02        Termination.

(a)           The Company may terminate any category of Administrative Services, separately or collectively, at the following times and upon payment of the following amounts.  With respect to each category of Core Services, the Company may terminate any such Core Service (in full, not in part) beginning on June 30, 2015 for an amount (in cash) equal to 0.75 times the gross amount of all Service Charges payable with respect to such terminated Core Service for the trailing 12 month period ending with the last full month prior to the delivery of notice of exercise of the option; provided, however, that the Company may terminate Shareholder Services (x) during the period from June 30, 2013 through June 29, 2014 for an amount (in cash) equal to 2.0 times the gross amount of all Services Charges and Other Costs payable with respect to Shareholder Services for the trailing 12 month period ending with the last full month prior to the delivery of notice of exercise of the option and (y) during the period from June 30, 2014 through June 29, 2015 for an amount (in cash) equal to 1.25 times the gross amount of all Service Charges and Other Costs payable with respect to Shareholder Services for the trailing 12 month period ending with the last full month prior to the delivery of notice of exercise of the option.  Either the Company or the Service Provider may terminate Real Estate Transactional Support services beginning on June 30, 2013, subject to the advance notice requirement set forth in Section 4.02(e) and may terminate Internal Audit, Information Management, Risk Management, Marketing or Cash Management services at any time subject to the advance notice requirement set forth in Section 4.02(e), in each case without payment of any termination compensation amount.  Any such termination shall be by written notice, which written notice shall be accompanied or preceded by payment of the entire termination fee, if any, due in connection with such termination.

(b)           Notwithstanding Section 4.02(a):

(i)            Either party may terminate any category of Administrative Services due to a material breach of this Agreement (subject to the following notice and cure provisions) with respect to such category of Administrative Services by the other party.  The non-breaching party shall provide written notice to the breaching party of the alleged breach, and the breaching party shall have forty-five (45) days to cure the breach. If the breach has not been cured within this forty-five day period, then the non-breaching party may terminate the respective category of Administrative Services upon fifteen (15) days’ written notice.

(ii)           Notwithstanding Section 4.02(b)(i), with respect to Information Technology Services only, if such breach (A) is a continuing breach that causes a material adverse effect on the operations of the non-breaching party, (B) was not caused primarily by the non-breaching party, and (C) was not caused by a Force

Majeure Event, then following the provision of written notice by the non-breaching party to the breaching party, the breaching party shall have seventy-two (72) hours to cure such breach or provide for a reasonably acceptable temporary workaround and, if the breach has not been cured or such workaround been delivered within such seventy-two hour period, the non-breaching party may immediately terminate the Information Technology Services without payment of any termination compensation amount. For the avoidance of doubt, if the Information Technology Services are not terminable by such non-breaching party pursuant to this Section 4.2(b)(ii), then such non-breaching party shall nevertheless have the right to terminate such Information Technology Services pursuant to Section 4.02(b)(i), to the extent provided for in Section 4.02(b)(i).

(iii)          If any category of Administrative Services is terminated pursuant to Section 4.02(b), no other category of Administrative Services shall be affected by such termination.

(c)           Termination of this Agreement or an Administrative Service shall not impact rights accrued or obligations incurred by the Service Provider prior to such termination, such as the right of the Service Provider to receive payment of Service Charges for Administrative Services rendered before termination and the right to reimbursement for any Other Costs associated with the provision of the Administrative Services or the respective Administrative Service, whether payable before or following such termination, including amounts payable by the Service Provider or its Affiliates under any contract with a third party related to the provision of Administrative Services or the respective terminated Administrative Service, which third party contract is not then terminable; provided, however, that the Service Provider shall terminate such third party contract as soon as such contract is terminable and does not otherwise incur optional costs of expenses in connection with such third party contract.  In no event shall the Service Provider be entitled to reimbursement for the costs of any Subcontractor engaged by the Service Provider pursuant to clause (i) of Section 2.01(d).  Termination of this Agreement or an Administrative Service shall not impact rights accrued or obligations incurred by the Company prior to such termination, such as the obligation of the Service Provider to provide Administrative Services in accordance with the applicable standards set forth herein prior to such termination.

(d)           In connection with any termination, in addition to any Other Costs, the Company shall reimburse the Service Provider for all Exit Costs; provided, however, that the Exit Costs for the Administrative Services (taken as a whole) shall not exceed $350,000; provided, further, however, that the Service Provider shall not be responsible for, and the Company shall reimburse the Service Provider for, all Exit Costs (i) with respect to arrangements or contracts the entry into which the Company has previously consented in writing after the date of this Agreement (other than arrangements or contracts or amendments or modifications thereto (other than the arrangement with DST Systems referenced in clause (ii) below) in existence as of the date of this Agreement that are renewed or replaced on the same terms and conditions with respect to Exit Costs), which consent may be withheld or granted in the Company’s sole discretion; and (ii)

payable to DST Systems, Inc. pursuant to that certain Transfer Agency Agreement dated February 22, 2008 to which the Company is a party, as amended from time to time.

(e)           The Company will give the Service Provider not less than 90 days’ advance written notice of its intention to terminate any of the Administrative Services.  For the avoidance of doubt, with respect to the termination of any Administrative Service by either the Company or the Service Provider, while notice of termination may be delivered prior to the date such Administrative Service may be terminated, termination shall not be effective until on or after the date such Administrative Service may be terminated as contemplated by this Agreement.

(f)            Notwithstanding the foregoing, in the event of expiration or termination of this Agreement for any reason, the Company may, at its option, request transition services, which may reasonably be needed by the Company in connection with the orderly and expeditious transition of the services provided by the Service Provider to a third-party provider (“Post-Termination Services”).  The Company shall provide to the Service Provider at least thirty (30) days, advance written notice specifying in reasonable detail the Post-Termination Services required, and the Service Provider and the Company shall agree in writing to the scope of such Post-Termination Services and the other pricing, terms and conditions under which they will be provided.

(g)           The terms and conditions of Articles V, VI and VII shall survive any termination or expiration of this Agreement. In addition, Section 3.01(a) shall continue in full force and effect following the date of termination until all amounts payable thereunder to the Service Provider are paid in full.

ARTICLE V.

INFORMATION SECURITY, CONFIDENTIALITY AND DISASTER RECOVERY

5.01        Company Materials.

(a)           The Service Provider will take commercially reasonable measures designed to maintain the security of Company Materials consistent with past practice and agrees to comply in all material respects with all federal, state and local laws and regulations governing the privacy and security of stored or transmitted (whether electronically or otherwise) personal information to the extent such laws are applicable to such party in connection with this Agreement.

(b)           For purposes of this Agreement, “Company Materials” shall mean all data, information, images, text, content or materials (in whatever form or media) that: (i) is supplied to the Service Provider by, or on behalf of, the Company hereunder, or (ii) the Company makes accessible to the Service Provider in connection with the Administrative Services, including: (A) any Personal Information (as defined on Annex B); (B) the Company’s standard materials and derivations thereof and other material related thereto; (C) the Company’s methodologies, techniques, templates, flowcharts, architecture designs, tools, specifications, standard materials, practices, processes, inventions, formulae, models, samples, records and documentation, concepts and know-

how (including, but not limited to, lease terms and conditions, tenant information, materials related to title of the Company’s property, analyses provided in connection with underwriting of the Company’s property and diligence materials related to the acquisition or disposition of the Company’s property) (D) all other materials or information in which the Company has intellectual or proprietary property rights; and (E) any derivatives, modifications or improvements of any of the foregoing.

5.02        Confidentiality.

(a)           For purposes of this Agreement, the term “Confidential Information” means all business information disclosed by one party to the other in connection with this Agreement, and includes, the terms of this Agreement and all information clearly identified in writing as confidential by the disclosing party prior to or at the time of disclosure of such information to the other party.  Each party’s Confidential Information may include trade secrets and proprietary property of, and may have great commercial value to, such party.  Without limiting the generality of the foregoing, the Company’s Confidential Information includes the Company Materials and any information relating to the Company’s use of the Administrative Services.  Confidential Information does not include information the receiving party can document: (i) is already in the receiving party’s possession, provided that such information is not known by the receiving party to be subject to another confidentiality agreement with or other obligation of secrecy to the providing party, (ii) becomes generally available to the public other than as a result of a disclosure by the receiving party, (iii) becomes available to the receiving party on a non-confidential basis from a source other than the providing party, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the providing party, or (iv) is independently developed by the receiving party without use of or reference to information from the providing party.

(b)           By virtue of this Agreement, either party may have access to Confidential Information of the other party.  The parties agree to hold each other’s Confidential Information in confidence and be bound by the obligations set forth in this Article V during the term of this Agreement and for a period of 2 years thereafter and in perpetuity in respect of Personal Information.  The receiving party agrees not to make the disclosing party’s Confidential Information available in any form to any third party or directly or indirectly, communicate, publish, display, loan, give or otherwise disclose any Confidential Information, or permit access to or possession of such Confidential Information, other than as necessary for its performance under this Agreement, unless, and only to the minimum extent, required by law or to satisfy governmental regulatory requirements (in which case the party seeking to make such disclosure shall notify the other party of its intent to make such disclosure, and, to the maximum extent available, such party shall seek protective treatment for such disclosed Confidential Information), or to use the disclosing party’s Confidential Information for any purpose beyond the scope of this Agreement.  In addition to the requirements set forth in Section 5.01 and the Annex B, each party agrees to take all reasonable steps to ensure that the other party’s Confidential Information is not disclosed or distributed by its employees, contractors or agents in violation of the terms of this Agreement.

(c)           In the event of any breach of these confidentiality terms by a receiving party, the parties acknowledge that money damages may not be a sufficient remedy for damages suffered by the disclosing party, and the disclosing party may be entitled to seek equitable relief, including injunctions or orders for specific performance, in an action instituted in any court having subject matter jurisdiction, in addition to all other remedies available to the disclosing party with respect thereto at law.  A party’s pursuit of or obtaining equitable relief in the event of a breach of this Agreement shall not preclude that party from recovering damages from the breaching party subject to the terms of this Agreement.

5.03        Return and Destruction of Information.  Promptly after the expiration or termination of this Agreement, or, if applicable, the Post-Termination Services: (a) all the Company’s Confidential Information (including any Company Materials) in the Service Provider’s possession or control shall be returned to the Company by the Service Provider or, at the Company’s request, be destroyed; provided, however, that, subject to the confidentiality obligations set forth herein, the Service Provider may retain (and will not be obliged to erase, or destroy) one electronic copy of any Confidential Information created as a result of automatic electronic back-up procedures; (b) all electronic copies of the Company’s Confidential Information (including any Company Materials) in the Service Provider’s possession or control shall be deleted in a manner that makes the Confidential Information non-readable and non-retrievable; and (c) the Service Provider will certify to the Company, in writing, that the Service Provider has complied with its obligations under this Section 5.03; provided, however, that in each case the return, destruction or deletion of such Company Materials other than Personal Information (except Personal Information that must be retained by the Service Provider in accordance with applicable laws) shall be subject to the Service Provider’s document retention policy as in effect on the date hereof, and that the Service Provider may retain one copy of the Company Materials solely to the extent required to support the Service Charges and for tax and accounting purposes.  Notwithstanding any such return, destruction, deletion or retention of the Company’s Confidential Information, the agreements and obligations of the Service Provider under Section 5.02 shall remain unaffected thereby.

5.04        Disaster Recovery Plan.  The Service Provider shall maintain a written disaster recovery plan (the “Disaster Recovery Plan”), a copy of which will be provided to the Company promptly upon availability, designed to ensure the continuing provision of the Administrative Services in accordance with this Agreement, notwithstanding any disaster or event which would otherwise adversely affect the provision of the Administrative Services.  The Disaster Recovery Plan, which may change from time to time, is available upon request from the Service Provider consistent with past practice.  The Service Provider shall bear any costs associated the Disaster Recovery Plan.

ARTICLE VI.
INDEMNIFICATION; LIMITATION ON LIABILITY

6.01        Indemnification by the Company.  The Company shall indemnify and hold harmless the Service Provider and its Affiliates, including their respective officers, directors, managers, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland.  Notwithstanding the foregoing, the Service Provider shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity which the Service Provider shall be required to indemnify or hold harmless the Company pursuant to Section 5.02.  Any indemnification of the Service Provider may be made only out of the net assets of the Company and not from stockholders of the Company.

6.02        Indemnification by Service Provider.  The Service Provider shall indemnify and hold harmless the Company and its Affiliates, including their respective officers, directors, managers, partners and employees, from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Service Provider’s bad faith, fraud, misfeasance, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

6.03        Limitation on Liability.  Notwithstanding any other provision contained in this Agreement, the Company agrees that the Service Provider will not be liable to the Company, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of the Company.

ARTICLE VII.
MISCELLANEOUS

7.01        Assignment to an Affiliate.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred, delegated or otherwise disposed of (whether voluntarily or involuntarily, directly or indirectly, by operation of law, merger, sale of stock, sale of assets or otherwise), by the Service Provider without the prior written consent of the Company.  Notwithstanding the foregoing, (a) the Service Provider may, without the prior consent of the Company, assign, transfer, delegate or otherwise dispose of, this Agreement, or any of its rights, interests or obligations hereunder to any Affiliate of Behringer Harvard Holdings, LLC, in whole or in part; provided, however, that such Affiliate remains an Affiliate of Behringer Harvard Holdings, LLC at all times following such assignment, transfer, delegation or other disposition and, if this Agreement is in whole assigned, transferred, delegated or disposed to such an Affiliate, signs a joinder agreement and is bound hereunder, but no such assignment, transfer, delegation or other disposition shall relieve the Service Provider of any of its obligations hereunder, (b) the Service Provider may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company, and (c) this Section 7.01 shall not restrict a Change of Control of Behringer Harvard Holdings, LLC.   Any purported assignment, transfer, delegation or disposition by the Service Provider in violation of this Section 7.01 shall be null and void ab initio.

7.02        Relationship of Service Provider and Company.  The Company and the Service Provider are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

7.03        Treatment Under Texas Margin Tax.  For purposes of the Texas margin tax, the Service Provider’s performance of the services specified in this Agreement will cause the Service Provider to conduct part of the active trade or business of the Company, and the compensation specified in Article III includes both the payment of management fees and the reimbursement of specified costs incurred in the Service Provider’s conduct of the active trade or business of the Company.  Therefore, the Service Provider and Company intend the Service Provider to be, and shall treat the Service Provider as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code.  The Company and the Service Provider will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Service Provider pursuant to this Agreement of specified costs and wages and compensation.  The Service Provider and the Company further recognize and intend that (i) as a result of the relationship created by this Agreement, reimbursements paid to the Service Provider pursuant to this Agreement are “flow-though funds” that the Service Provider is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) as a result of the Service Provider’s contractual duties under this Agreement, certain reimbursements under this Agreement are “flow-through funds” mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code.  The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Service Provider as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-though funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

7.04        Notices.  Any notice, report, approval, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

To the Company:	Behringer Harvard REIT I, Inc. 17300 Dallas Parkway Suite 1010 Addison, Texas 75248 Attention: Telisa Webb Schelin

With a copy (which shall not constitute notice) to:	Proskauer Rose, LLP Eleven Times Square New York, New York 10036 Attention: Peter M. Fass James P. Gerkis

Shefsky & Froelich 111 East Wacker, Suite 2800 Chicago, Illinois 60601 Attention: Michael Choate

To the Service Provider:	Behringer Advisors LLC 15601 Dallas Parkway Suite 600 Addison, Texas 75001 Attention: M. Jason Mattox Stanton P. Eigenbrodt

With a copy (which shall not constitute notice) to:	Jenner & Block LLP 353 North Clark Street Chicago, Illinois 60654 Attention: Donald E. Batterson Jeffrey R. Shuman

Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 7.04.  The failure of any Party to give notice shall not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

7.05        Modification.  This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective permitted successors or permitted assignees.

7.06        Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

7.07        Choice of Law; Venue.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.

7.08        Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

7.09        Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

7.10        Interpretation.  The words “include” and “including,” and variations thereof, and the words “such as”, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties, and consequently this Agreement shall be interpreted without reference to any rule or precept of law to the effect that any ambiguity in a document be construed against the drafter.

7.11        Gender; Number.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

7.12        Headings.  The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

7.13        Execution in Counterparts.  This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

7.14        Facsimile Signatures.  A facsimile or other electronic signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile or other electronic signature were an original.

7.15        Non-Solicitation.  Subject to Section 2.2 of the Modification Agreement, during the period commencing on the date on which this Agreement is entered into and ending one year following the termination of this Agreement, the Company shall not, without the Service Provider’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Service Provider or its Affiliates or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment or service within the one year period following the termination of that person’s employment or service with the Service Provider or its Affiliates.  During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Company shall not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Service Provider or its Affiliates, or endeavor to entice away from the Service Provider or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period was, a customer of the Service Provider or its Affiliates.  Upon the termination of any Administrative Service pursuant to Section 4.2(a), Service Provider shall waive the non-solicitation and non-hire provisions of this Section 7.15 with respect to any employee of Service Provider or any of its Affiliates providing such Administrative Service solely to the Company during the 2 month period ending on the date of termination of such Administrative Service to allow such employee to work for the Company.

7.16        Survival of Advisory Agreement Provisions.  This Agreement amends and restates the Advisory Agreement in its entirety except in respect of the provisions of the Advisory Agreement specified in Section 6.5 of the Modification Agreement.  Notwithstanding the amendment and restatement of the Advisory Agreement into this Agreement, those provisions of the Advisory Agreement specified in Section 6.5 of the Modification Agreement as surviving the amendment and restatement of the Advisory Agreement shall continue in full force and effect.

7.17        No Presumption Against Drafter.  Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Charles G. Dannis
Name: Charles G. Dannis
Title: Chairman of the Special Committee

BEHRINGER ADVISORS LLC

By:	Harvard Property Trust, LLC,
its Manager

By:	/s/ M. Jason Mattox
Name: M. Jason Mattox
Title: Chief Operating Officer and Executive Vice President

[Signature Page to the Administrative Services Agreement]

[***] Confidential material redacted and filed separately with the Commission.

Schedule 2.01(d)

EXISTING SUBCONTRACTORS

IN EXCESS OF $10,000 PER YEAR

Subcontractors

***

Other Vendors (Not Subject to Section 2.01(d))

***

[***] Confidential material redacted and filed separately with the Commission.

ANNEX A

Any Service Charges that are billed hourly and incurred with respect to performance of Core Services and Non-Core Services as set forth on this Annex A shall be listed on an invoice that includes line items for each category of Core Services and Non-Core Services provided and each fee and cost incurred, including specific amounts of time expended, and such invoice shall be delivered pursuant to Section 3.02(a). Amounts due for services payable at an annual rate (other than retainer amounts) shall be payable pro rata for any partial year.

HUMAN RESOURCES

Initial Transitional/Implementation Services

The following initial transitional/implementation services will be provided for a flat fee of $*** payable on the Effective Date; provided, that the portion of the previously approved expenditure of $*** made to the Service Provider that was utilized for preparing human resources services for the transition and has been paid will be credited to the Company as it relates to such flat fee outstanding under the Administrative Services Agreement:

•                  Employee Onboarding Activities

•                  Policy/Document Development

•                  Benefits Implementation

•                  Systems Revision/Implementation (HRIS)

Refer to Exhibit A for additional details with respect to Human Resources Initial Transitional/Implementation Services to be provided under this Agreement.

Subsequent Transitional/Implementation Services

Pricing for any subsequent transitional/implementation services resulting from a change of control or similar situation (including significant M&A activity on the part of the Company) if one should occur during the term of the Agreement will be mutually agreed by the parties at such time based on the number of employees affected by such change of control or similar situation and the scope of additional services requested by the Company.

Standard Services

The following standard services will be provided at a rate of $*** per annum, payable in advance on no less frequently than a quarterly basis, based on the assumption that the Company and its Affiliates will be employing less than *** corporate-office-based (non-property-based) employees.  There will be no downward adjustment in such annual rate should the number of such employees be reduced (including to zero) from the number as of the Effective Date.  Any increase in staffing (beyond *** corporate

[***] Confidential material redacted and filed separately with the Commission.

employees) or the addition of non-corporate employees will require a mutually agreed increase in pricing.

•                  Policies & Procedure Administration

•                  Compensation/Payroll Administration

•                  Benefits Activities/Services

•                  Performance Management

•                  Recruiting Services

•                  Reporting Services

•                  Hiring/Termination Services

•                  Training/Employee Relations Administration

•                  EEO-1 tracking/reporting

Refer to Exhibit B for additional details with respect to Human Resources Standard Services to be provided under this Agreement.

In addition, the Service Provider will provide human resources services to on-site property-based employees of the Service Provider and its Affiliates (at properties owned by the Company and its Affiliates) and the Company shall pay the Service Provider an amount equal to a rate of $*** per such employee per year, payable no less frequently than on a quarterly basis and shall be determined on a monthly basis, based on the number of such employees on the last business day of each month, excluding contract personnel through the term of this Agreement and (thereafter) until the termination of the Sixth Amended and Restated Property Management Agreement dated as of August 31, 2012 (the “Property Management Agreement”), by and among the Company, Behringer Harvard Operating Partnership I and HPT Management Services LLC or the consummation of the buyout option provided for therein. The preceding sentence and such services and fee obligations shall survive any termination of the Human Resources Services pursuant to this Agreement.

Non-Standard Services

Non-standard services will be provided based on the following hourly personnel rates.

•                  HR Vice President/Director/Department Head at $*** per hour

•                  HR Generalist/Payroll Supervisor at $*** per hour

•                  HR Staff/Associate at $*** hour

[***] Confidential material redacted and filed separately with the Commission.

Non-standard services may include any of the following services, in addition to any other non-standard services as may be mutually agreed to from time to time, and will be billed as incurred but not less frequently than quarterly in arrears:

•                  EEOC Claims

•                  Travel for HR services (i.e., terminations/on-site training/counseling)

•                  Litigation/hearings

•                  WARN Act / office closings

•                  Reductions in Force (*** or more in a department or location)

•                  Affirmative Action Plan coordination and implementation with third Person vendor

•                  Immigration coordination

•                  360 Performance Evaluations

•                  Leadership training

•                  Wellness Initiatives

•                  Employee relations initiatives beyond those considered standard

•                  Audit response coordination

•                  Implementation of new HRIS systems or other new benefit products

•                  Transition of information and materials for service separation

•                  Out of office meetings with counsel or other consultants

•                  Attendance at industry HR/real estate conferences (requested/approved by client) relevant to client needs

•                  Updating database and training on system enhancements (ADP)

•                  Onboarding more than *** employees in one calendar month

•                  Attend ADP annual conference for continuing education on enhancements and improvements

•                  Off cycle or extra payroll runs (i.e. special 401(k) calculations, deferred comp distributions, etc.)

[***] Confidential material redacted and filed separately with the Commission.

SHAREHOLDER SERVICES

Standard Services

The following standard services will be provided at an annual rate of $*** per shareholder account (the Company has approximately 67,000 shareholder accounts as of the Effective Date), which shall in no event be less than $*** per year in the aggregate, and shall be determined on a monthly basis based on the number of shareholder accounts (not less than 67,000) as of the last day of each month for which Shareholder Services are provided:

Account Maintenance & Ongoing Program Operations

•                  Investor account maintenance

•                  Stockholder mailing address changes

•                  Stockholder distribution address changes (one-time and ongoing)

•                  Supplemental (third-Person) address changes

•                  Custodian changes

•                  Investment transfers to new custodian

•                  Distribution issues (standard, no more than monthly)

•                  IRS withholding

•                  Foreign withholding

•                  Print/Mail investor checks and statements, custodian reports, financial advisor reports

•                  Escheatment

•                  Adjustments to calculations required as a result of redemptions/liquidations

•                  Investor requests to change distribution type (check / ACH)

•                  Investor request to change distributions — reinvest / cash

•                  Resolve lost distribution check issues

•                  Regular check void / reissues

•                  Stale dated check void / reissues

•                  Distribution issues (Special or more frequent than monthly)

•                  Support calculation and payment of appropriate distributions

•                  Regular, special (preferred return), return of capital, fractional shares, etc.

•                  IRS withholding

•                  Foreign withholding

•                  Print/Mail investor checks and statements, custodian reports, financial advisor reports

•                  Escheatment

•                  Adjustments to calculations required as a result of redemptions/liquidations

•                  Investor requests to change distribution type (check / ACH)

•                  Investor request to change distributions — reinvest / cash

•                  Resolve lost distribution check issues

•                  Regular check void / reissues

•                  Stale dated check void / reissues

•                  Transfers of ownership/Secondary market/Resales/Matching service

•                  Verify documents are properly completed

•                  Effect transfers of ownership in accordance with investor instructions

•                  Secondary market/resale transactions

•                  Matching service

•                  Transfer Processing

•                  Change in Beneficiary requests

•                  Transfers on death

•                  Review for receipt of appropriate documentation

•                  Effect transfer of ownership in accordance with written instructions received

•                  Redemptions/Liquidations

•                  Reconciliation and balancing

•                  IRS tax identification number (annual process)

•                  Receive correspondence from IRS

•                  Send letters to investors to verify tax identification numbers

•                  Lost shareholder searches

•                  Return mail

•                  Research return mail

•                  Determine new addresses

•                  Update database

•                  Research and resolve returned distribution checks and statements

•                  Research and resolve returned financial advisor distribution statements

•                  Research and resolve returned custodian distribution statements

•                  Research and resolve returned commission checks

•                  Research and resolve returned mail for regulation mailings

•                  Corporate action communications

•                  Estimated valuations

•                  Special distributions

•                  Distribution rate changes

•                  Redemptions

•                  Other material events

•                  Custodian issues/cleanup

•                  Consolidation of firms under one name (e.g., Fiserv)

•                  Ongoing changes to custodian

Shareholder Communication

•                  Confirmations

•                  Generate various confirmations

•                  Changes

•                  Transfers

•                  DRP Participation Agreement Mailings

•                  FINRA estimated valuations

•                  ERISA estimated valuations

•                  Board requests

•                  Data for board books

•                  Special Requests

•                  Basic demographics/profile for investors

•                  Historical data or trends based on client/rep

•                  One-off requests from shareholders for special consideration

•                  Tax reporting

•                  1099s

•                  Cost basis inquiries and changes

•                  Creation print/mail

•                  Correspondence (email and mail) from Investors

•                  Handling of complaints (executive and regular)

•                  Handling of escalated calls and letters

General Tasks

•                  Printing/mailing of investor confirms and statements (monthly/quarterly)

•                  File transmissions (inbound and outbound) to broker/dealer back offices and custodians

•                  Position reports/issues and other requests for custodians

•                  Position reports/issues and other requests for broker/dealers

•                  Position reports/issues and other requests for financial advisors

•                  Manage document and record retention (using 3rd Person system billed separately)

•                  Maintain all investor, financial advisor and broker/dealer records

•                  Oversight of process to Print / Mail of broker/dealer copies of investor confirms and statements (3rd Person billed)

•                  Manage forms, including:

•                  ACH/Direct Deposit

•                  Financial Advisor

•                  Custodian Change

•                  Transfers

•                  Home Address/Distribution Address

•                  Dividend Reinvestment Program (“DRP”)

•                  DRP Participation Agreements

•                  Redemptions

•                  Document retention and retrieval

•                  Housing of 1099s

•                  Routine quality control checks using standard sampling

•                  Respond to special requests

•                  Reports

•                  Validation of distribution options (such as special distribution instructions or ongoing monitoring of drip to cash reports)

•                  State of Sale for shares (ie. Blue Sky report)

•                  Projects

•                  Tax form updates/corrections — multiple-year amendments and delivery to client/rep

•                  Corrections for processing errors (such as a qualified account set up as non-qualified in error)

•                  Position reconciliation

•                  Custodian special needs

•                  Tender Offers statistics/research/reporting

•                  Lawsuits research/reporting

•                  Routine compliance — FINRA / SEC / Internal Controls Audit

Shareholder “touchpoints”

•                  Inbound and Outbound call center

•                  7am – 6pm Central Time (business days)

[***] Confidential material redacted and filed separately with the Commission.

•                  Investor/Shareholder inquires

•                  Research and respond to inquiries

•                  Correspondence

•                  Investor, Attorney, Financial Advisor and Broker/Dealer Correspondence (except those associated with events such as listing, Change of Control transactions, or others of significance)

•                  Estimated value letters

•                  Position confirmation requests

•                  Control number confirmation requests

•                  Response letters

•                  Complaint letters

•                  Position requests

•                  Assisting the Company employees in development of scripts for call center dissemination

•                  Legal issues involving individual requests that tie to one account that require no more than minor research and do not require copying of most account documents and history (that the Service Provider has access to) and do not require DST, State Street or any other third party to pull information. To add clarity on standard service legal issues: for a service to be standard, the Service Provider would be able to “straight-through” process an item after a review by the Company’s legal department (consistent with past practice with respect to similar items reviewed by the Service Provider’s shareholder services function).

Non-Standard Services

Non-standard services may include any of the following services, in addition to any other non-standard services as may be mutually agreed to from time to time, and will be provided based on an aggregate department hourly personnel rate of $***. Non-standard services will be billed as incurred but not less frequently than quarterly in arrears.

Shareholder Communication

•                  Regulatory mailings

•                  8-Ks

•                  Supplements

•                  New York letters

•                  Post-Effective Amendments

•                  S-3s (information for REITs)

•                  Label — for mailings

General Tasks

•                  Proxies

•                  Manage vendors

•                  Provide alternatives or augmentation for solicitation

•                  Verify record date shares

•                  Return mail

•                  Field questions on processes and other informational requests

•                  Attest to results and report to Boards

•                  Oversight and/or implementation of Imaging system

•                  Workflow changes

•                  Image retention per new legal instructions (WORM)

•                  MIS (reporting of process, backlogs, system downtime, etc.)

Shareholder “touchpoints”

•                  Investor, attorney, financial advisor and broker/dealer correspondence (associated with events such as listing, Change of Control transactions, or others of significance)

•                  Estimated value letters

•                  Position confirmation requests

•                  Control number confirmation requests

•                  Response letters

•                  Complaint letters

•                  Position requests

•                  Legal issues to the extent not included in standard services.

•                  Regulatory inquiries

•                  Research and respond to inquiries

Extraordinary Events Not Yet Contemplated (non-exclusive)

•                  Listing event

•                  Change of Control

•                  Sale of multiple assets simultaneously or entire portfolio

•                  Transition of information and materials for service separation

INFORMATION TECHNOLOGY

Standard Services

Standard services will be provided based on the following cost per employee of the Company and its Subsidiaries and per employee of the Service Provider and its Affiliates performing on-site property management services per year, payable one-fourth each quarter in arrears (prorated for employee start and termination dates).

[***] Confidential material redacted and filed separately with the Commission.

Headquarters Personnel:

• Executive, Asset Management, Legal and other non-Fund Accounting and Real Estate Accounting department personnel	$	***

• Fund Accounting, Real Estate Accounting department personnel	$	***

Non-Headquarters Personnel:

• Personnel at other corporate offices	$	***

• On-site property management personnel	$	***

• ABM/Contractors	$	***

• Work order only	$	***

With respect to Headquarters Personnel, pricing with respect to each additional employee shall be adjusted such that, if the number of employees (inclusive of the employee being hired) is less than or equal to ***, the cost for such additional employee shall be ***% of the amount set forth above, if the number of employees is greater than *** and less than or equal to ***, the cost for such additional employee shall be ***% of the amount set forth above and, if the number of employees is greater than ***, the cost for such additional employee shall be equal to the weighted average of cost of the number of employees in the designated category that make up the first *** employees.

Note that pricing may change, by the mutual consent of the Company and the Service Provider if the Company requests a substantive change in the scope of standard services.

•                  Standard services are to be provided at the Service Provider’s US corporate headquarters or the Company’s Corporate Offices only and will include the following:

•                  Access to, and support of, the Service Provider’s phone system and equipment that support the Company’s needs for local phone service, domestic long distance phone service and international long distance.

•                  Access to, and support of, the Service Provider’s Internet connectivity for use by the Company

•                  Server room services, including maintenance of hardware

•                  Hosting, implementation, maintenance, support and implementation of routine updates requested by the Company to the uniform resource locator (URL) of http://www.behringerharvard.com/Behringer_Harvard_REIT_I_Inc/ (the “Website”) and any other URLs that are necessary for the operation of the Website, consistent with past practice and consistent with the Service Provider’s

[***] Confidential material redacted and filed separately with the Commission.

operation of the domain name “behringerharvard.com” (the “Domain Name”) and the other URLs contained thereon

•                  Routine technology purchasing/requisition services

•                  Help desk support

•                  On-site at the Company’s Bent Tree location 9am – 4pm Central Time (business days)

•                  Server administration

•                  Network administration

•                  Manage desktop software licenses, as long as the Service Provider’s designated desktop suite is used (which may change from time to time as the Service Provider directs in its sole discretion).  For illustration, the following is a list of items typically included in a desktop suite:

•                  Windows desktop (various versions)

•                  Office Standard (Word, Excel, PowerPoint, Outlook)

•                  Various client access licenses (CAL’s) for example

•                  Exchange email

•                  MS SQL Server

•                  SharePoint

•                  Miscellaneous utilities for things such as antivirus or configuration management

•                  Support of mobile devices for e-mail consistent with the Service Provider’s policies (which may change from time to time as the Service Provider directs in its sole discretion). Note that this may require the user to (i) permit administrator management software to run on the device to allow the Service Provider to, among other things, impose policy, remote wipe and restrict applications that may otherwise interfere with the Service Provider’s policies, etc., and (ii) agree to adhere to the Company’s cell phone policy, which shall be substantially similar to the Service Provider’s policy, appropriate use policy, and code of conduct.

Refer to Exhibits C and D for additional details regarding Infrastructure and CRE Application services. These schedules may be modified from time to time with a change in pricing by mutual agreement of the Company and the Service Provider.

Non-Standard Services

Non-standard services will be provided at the following aggregate departmental hourly personnel rates.

•                  IT Application services at $*** per hour

•                  IT Infrastructure services at $*** per hour

Non-standard services may include any of the following services, in addition to any other non-standard services as may be mutually agreed to from time to time, and will be billed as incurred but not less frequently than quarterly in arrears:

•                  Deviation from the Service Provider’s standard desktop suite

•                  Review, approval and implementation of any non-standard services and technologies due to the shared infrastructure employed by the Service Provider, including:

•                  Hardware

•                  Software

•                  Third Person services

•                  Consulting fees (both internal and external)

•                  Other costs required to put the service/functionality in place, which may also require an ongoing support and maintenance fee

•                  Website services

•                  Including implementation of customer facing websites

•                  Creation of a web site for the Company which will incorporate basic functionality to be agreed upon

•                  Implementation of extensive functionality, e.g. investor portals, advisor portals, multilingual support, etc.

•                  Employee facing web sites or intranet utilizing SharePoint, or another tool, as its website creation and content management tool

•                  Services provided to locations other than existing locations of the Corporate Offices may be considered non-standard and billed accordingly

•                  Remote and HQ offices setup, relocation, remote decommissioning or divesting from the Service Provider

•                  Significant upgrades in hardware or software

•                  Services relating to separation from the Service Provider, which includes but may not be limited to isolating standard service(s), transferring web site management to another servicer, separating operations into a standalone network and migrating data from the Service Provider environment to some other environment

•                  Service initiation work (connectivity, phone service, separate database/ASP work)

•                  Software/hardware research, including work with consultants to determine appropriate software or hardware selection for specific business activities or implementation of such software/hardware

[***] Confidential material redacted and filed separately with the Commission.

INTERNAL AUDIT

Internal audit services will be provided based on the following hourly department personnel rates.

•                  Vice President/Director/Department Head at $*** per hour

•                  Staff Auditor at $*** per hour

Internal audit services will include the following services and will be billed as incurred but not less frequently than quarterly in arrears:

•                  Review and evaluate the effectiveness of the existing systems of internal controls

•                  Review and evaluate operational effectiveness and efficiency

•                  Review and evaluate the reliability of controls over financial reporting

•                  Verify compliance with applicable laws and regulations

•                  Review and evaluate the Company’s processes for assessing and managing business risk

•                  Provide audit coverage for areas deemed appropriate as identified through a risk assessment process in conjunction with the judgment of management and the audit committee of the Board

•                  Provide written audit reports and other communications to senior management of the Company and to the audit committee of the Board

REAL ESTATE TRANSACTIONAL SUPPORT

Real estate transactional support services will be provided for a non-refundable annual retainer of $*** for the first twelve months of the Administrative Services Agreement and $*** for each subsequent twelve month period against which the Service Provider will credit the Company for costs as incurred for its services based on the following hourly department personnel rates. Retainer amounts shall be payable on a quarterly basis in advance, with one-quarter of the annual retainer amount being payable on the first day of the quarter, be non-refundable and may be applied to any services billed during any subsequent quarter occurring during the 12- month period for which the retainer is paid.  Services will be billed as incurred but not less frequently than quarterly in arrears.

•                  Vice President/Director/Department Head at $*** per hour

•                  Project Coordinator at $*** per hour

[***] Confidential material redacted and filed separately with the Commission.

The Service Provider’s Real Estate Transactional Support personnel will provide transactional support services to the Company in connection with an acquisition, disposition or financing of the Company’s assets (including, without limitation, due diligence services and other activities that support real estate-related investment-level transactions such as the contracting and review of third Person structural and environmental reports, review of targeted acquisition historical budget and financial data, historical utility information, retrieval and review of zoning and use data and review of leases and third Person contracts), the scope of which will be mutually agreed by the Company and the Service Provider at the time.

INFORMATION MANAGEMENT

At the Company’s request, the Service Provider’s Information Management department may assist in the transition of information to the Company based on an aggregate hourly department personnel rate of $*** per hour. Services will be billed as incurred but not less frequently than quarterly.

RISK MANAGEMENT

To the extent agreed to by the Company and the Service Provider in advance, the Service Provider’s Risk Management department may assist in the performance of risk management services based on an aggregate hourly department personnel rate of $*** per hour. Services will be billed as incurred but not less frequently than quarterly.  For the avoidance of doubt, the Company shall not incur any Service Charges for Risk Management Services delivered by the Service Provider to the Company pursuant to Section 3.4, Article VI and Section 8.20 of the Property Management Agreement.

MARKETING

At the Company’s request, the Service Provider’s Marketing department may provide services to the Company either directly as requested, or in support of certain initiatives previously approved by the Company that are undertaken by other Service Provider departments such as Human Resources and Information Technology, based on the following hourly department personnel rates. Services will be billed as incurred but not less frequently than quarterly in arrears.

•                  General marketing services at $*** per hour

•                  Creative marketing services at $*** per hour

•                  Conference and Events services at $*** per hour

•                  Training services at $*** per hour

[***] Confidential material redacted and filed separately with the Commission.

CASH MANAGEMENT

At the Company’s request, the Service Provider’s Cash Management department may assist in the performance of cash management services based on an aggregate hourly department personnel rate of $*** per hour. Services will be billed as incurred but not less frequently than quarterly.

EXHIBIT A — HUMAN RESOURCES IMPLEMENTATION SERVICES

Employee Onboarding	Policy/Document Development & Branding	Benefits Implementation	Systems (HRIS) – EzLabor, HRB, Payex	Other
Term from HPT and file closure process (draft and distribute notice/term letters to all employees and prepare internal term paperwork)	Company Policies (drafting/rebranding)	Broker discussions and evaluation of benefits

ADP — (Company set up, Data Transfer/upload, state tax registration) (1. Create all business unit, department, location, class within HRB & PayEx.  2. Add all custom fields that will appear in HRB and set-up auto flow into PayEx when necessary.  3. Define all Time Off policies and create them within the portal and set-up flow into EZLabor Manager system.  4. Detailed benefit/billing and create all plans within the portal (including all side bar content and related forms)  5. Enter all job titles and associated pay structure in HRB & PayEx.  6. Create e-Access profiles for all life events within HRB.  7. Customize manager and employee access within HRB.  8. Customize the Portal home page.  9. Enter employees and establish manager relationships in HRB & PayEx.

AAP development

Offer letters/JD’s (JD’s will need to be reviewed and approved by the Company).	Drug Free Workplace	Training and enrollment	Build Connection files with benefit providers	Applicant Tracking System (Balancetrak)

Background checks (coordination of distribution, submission, data review)	Anti-Harassment	Certificate of Prior Insurance	Test all systems for data audit	Recruiting sites (Monster, etc.)

Benefits Enrollment	Code of Business Conduct	Medical/Dental/Vision	Applicant Tracking (see Other)	Sharepoint

New personnel files and benefit files (file space)	Confidentiality Policy	Basic and Voluntary Life	Weekly calls with ADP implementation team	Banking set-up (Payroll)

OFAC, Credit Check, e-verify (if necessary)	Handbook	401(k)/Profit Sharing (Loans, Distributions)	Research state requirements (payroll, overtime, etc.)	Labor Law/Workers’ Comp postings

Employee Onboarding	Policy/Document Development & Branding	Benefits Implementation	Systems (HRIS) – EzLabor, HRB, Payex	Other
	Education Assistance/Professional Development	STD/LTD	Set up custom management Reports	Termination documents from advisor

	Employee Referral Bonus	Long Term Care	Timesheet implementation — set up payroll and holiday schedule

Cafeteria Plan and Flex Plans (address unused FSA matter)

Section 529 College Savings Plan

Financial Planning

COBRA Administration (Conexis)

Workers’ Compensation

State disability (if applicable)

Unemployment

AAP — engagement of administrator and program implementation

EXHIBIT B — HUMAN RESOURCES STANDARD SERVICES

Policies & Procedure Administration	Compensation/ Payroll	Benefits	Performance Management	Recruiting	Reporting	Hiring/ Terminations	Training/ Employee Relations
Employee Handbook, Code of Conduct, etc. Education Assistance Policy	Maintain semi-monthly payroll	Assistance with insurance questions and support	Employee counseling statements	Manage staffing vendor relations	Surveys	Offer Letters	Annual Open Enrollment Meetings (Health, Retirement) (Via Webinar — Property travel considered non-standard)

Maintenance and storage of personnel files, term files, benefits files, etc.	Maintain HR/Benefits Solutions	Administration and Coordination of Leave policies (FMLA, STD/LTD, Personal)	Annual Performance review process	Maintenance of applicant tracking system	Census	Job Descriptions	Harassment/ Diversity

	Maintain Time and Labor Management	COBRA administration	Employee counseling		Organizational Charts	New Hire Orientation	Time entry and approval for non-exempts and managers

	Employee verifications	Medical/Dental/ Vision	Professional Development		Allocation Reports	Reductions in Force

	Loans/ Garnishments/ Child Support	Basic and Voluntary Life			EEO-1 reports	Fee based on hiring of 1-5 employees per calendar month (additional onboarding is considered non-standard)

	Special management reports/audit reports	Retirement Program

Policies & Procedure Administration	Compensation/ Payroll	Benefits	Performance Management	Recruiting	Reporting	Hiring/ Terminations	Training/ Employee Relations
	Manual checks (when needed)	529 Plans

	Enter new hire data, audit same	Flex Plans

	Termination — final payouts	EAP

	Direct deposit/tax changes	Annual Benefit review and coordination of annual package with broker

	Misc. earnings: commissions/ incentives, bonus, etc.)	Unemployment/ workers’ comp

Audit information flow from HRB to payex

Enter special salary allocations

Time sheet audit approval (each pay period)

Monthly reporting to DOL

Quarterly review of ADP reports, check states, SUI rates, verify that wage & tax register agrees

Policies & Procedure Administration	Compensation/ Payroll	Benefits	Performance Management	Recruiting	Reporting	Hiring/ Terminations	Training/ Employee Relations
Prepare and upload ADP reports for 401(k)/529 Plan/ Deferred Comp/ Commuter Benefit; input information into vendor template and upload

401(k) YTD reporting

Annual audits: W2, salary increases, update new STD/LTD amounts, calculate retroactive pay, workers’ compensation

EXHIBIT C — STANDARD INFRASTRUCURE SERVICES

Service Offering	Application/Function	Description
Application Hosting, Virtualization, SAN Storage, and Server Hosting	Server Hosting

Support server hardware, perform system backups (file, SQL, or Exchange), monitor server health and availability, and provide server virus protection. Includes patch management for critical operating system security patches.

Application Hosting, Virtualization, SAN Storage, and Server Hosting	Storage management	Monitor storage usage on servers/SAN and make recommendations for upgrades. Perform upgrades as needed.

Application Hosting, Virtualization, SAN Storage, and Server Hosting	Exchange Email	Support Exchange environment including platform management and troubleshooting end-user issues with performance, security, and reporting.

Application Hosting, Virtualization, SAN Storage, and Server Hosting	File Services	File Services support includes security administration, restoration of recently deleted files through the Undelete recycle bin, and troubleshooting locked files. Provide security reporting as needed.

Application Hosting, Virtualization, SAN Storage, and Server Hosting	Back End Database	Backup, monitor, and maintain SQL servers and associated data for in house database applications such as FAS.

Application Hosting, Virtualization, SAN Storage, and Server Hosting	Print Services	Maintain print servers and manage printer queues.

Application Hosting, Virtualization, SAN Storage, and Server Hosting	SharePoint (WSS and MOSS)	SharePoint (WSS and MOSS) environments. Maintain and support environments.

Asset Management, Access Control, and Desktop Support	Purchasing & Asset Inventory

Enter hardware and software purchases into system inventory system and maintain standard reports that can be run by the Service Provider or the Company. Perform reconciliations with purchases as needed. Maintain hardware inventory and assign software licenses to workstations to maintain compliance.  Manage equipment lifecycle.  Invoicing to appropriate entities.

Asset Management, Access Control, and Desktop Support	IT Equipment Relocation	Coordination and management of moving office IT equipment either internally or externally to new location within the Service Provider’s Addison office or the Company’s Bent Tree office.

Asset Management, Access Control, and Desktop Support	Antivirus - Desktop	Desktop Antivirus/AntiSpyware solution.

Service Offering	Application/Function	Description
Asset Management, Access Control, and Desktop Support	Mobile Device Management & Support	Monitor, backup, and maintain BES server, support for iPhone, iPad, Android platforms

Asset Management, Access Control, and Desktop Support	Technical Support

Take calls and provide support for desktop hardware in covered offices, also provide support for laptop users. Includes support for scanners and printers. Take calls and provide support for desktop software. Desktop software includes items which do not depend on server software, examples are Microsoft Word and Adobe Acrobat.

Asset Management, Access Control, and Desktop Support	Help Desk Administration	Management and triage of help desk tickets and dispatch to appropriate technical staff. Provide first point of communication between end users and IT. Provide reports on tickets upon request.

Asset Management, Access Control, and Desktop Support	Conference room management	Configuration and management of conference room IT equipment including computer screen projection, audio / video, and presentation assistance during meetings.

Asset Management, Access Control, and Desktop Support	User Provisioning	Provision user accounts within Service Provider authentication systems. Create new accounts, change existing accounts, and terminate as needed.

Custom Application Support	Web (IIS) services	Maintain and create sites and applications hosted on IIS. Manage and maintain Web servers.

FTP and Secure File Transfer	Secure File Transfer Services	Provide file transfer services that allows users to email secure links to files.

Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Firewall Services	Manage and maintain firewall policies, hardware/software maintenance, Intrusion Detection, and inline antivirus scanning of all firewall traffic.

Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Internet Circuit Management

Monitor and maintain internet circuit connectivity to Company covered office locations. Offering does not include the cost of the actual circuits.   Monitor contracts and negotiate better terms on behalf of its managed properties when available.

Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Network Hardware Maintenance

Monitor, backup, and manage network appliances allowing regional offices access to corporate resources.  Monitor covered office network infrastructure, managed services and other customer requested services 24x7.  Monitor network traffic types on covered offices for trending purposes and forensic investigation as needed.

Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Domain Name Services	Perform adds and changes to DNS records for properties. Manage and maintain DNS database to include adds/changes.

Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Security Event Management	Monitor privileged accounts, devices, servers, and groups in Active Directory for changes and lockouts. Log events for historical reporting and send notifications if desired.

Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Voice Services

Configuration and management of Voice over IP systems to provide internal and sometimes inter-office phone services.  Includes moves, adds, and changes.  This is limited to BH or the Company’s Corporate HQ locations.

Service Offering	Application/Function	Description
IP Management, DNS, VPN, Active Directory	Active Directory	Backup, management, logging, and support of Active Directory.

IP Management, DNS, VPN, Active Directory	VPN Services

Monitor, backup, and manage network appliances allowing regional offices access to corporate resources.   Manage remote access to Corporate resources via Cisco VPN client or AD integrated SSL VPN appliance.

IP Management, DNS, VPN, Active Directory	Private IP Address Management	Manage and maintain Private IP address database to include assignment of static IP addresses.

Web Filtering, Intrusion Detection, Antivirus, Spyware, Etc.	Desktop Windows Updates	Managed Windows Updates deployment service that automatically deploys Windows updates to all workstations. Regularly review, test, and deploy new security updates to these systems.

EXHIBIT D — STANDARD CRE APPLICATIONS AND SERVICES

Service Offering	Application/Function	Description
Software Licensing/Vendor Support	MRI	Day-to-day BH Support Services including how-to and break/fix.

Software Licensing/Vendor Support	Request	Day-to-day BH Support Services including how-to and break/fix.

Software Licensing/Vendor Support	Reporting Services	Day-to-day BH Support Services including how-to and break/fix.

Software Licensing/Vendor Support	Watchdog Pro	Day-to-day BH Support Services including how-to and break/fix.

Software Licensing/Vendor Support	Workspeed	Day-to-day BH Support Services including how-to and break/fix.

Software Licensing/Vendor Support	FAS (Fixed Asset System)	Day-to-day BH Support Services including how-to and break/fix.

Software Licensing/Vendor Support	Argus Software	Day-to-day BH Support Services including how-to and break/fix.

Software Licensing/Vendor Support	Argus DCF Utility	Day-to-day BH Support Services including how-to and break/fix.

Software Licensing/Vendor Support	Kardin Budgeting Software	Day-to-day BH Support Services including how-to and break/fix.

Software Licensing/Vendor Support	Realogic Tools for Excel	Day-to-day BH Support Services including how-to and break/fix.

Application Management & Administration	BHMRI	Day-to-day BH Support Services including how-to and break/fix.

Application Management & Administration	Reporting Services	Day-to-day BH Support Services including how-to and break/fix.

Application Management & Administration	Workspeed BH Support	Day-to-day BH Support Services including how-to and break/fix.

Application Management & Administration	FAS BH Support Services	Day-to-day BH Support Services including how-to and break/fix.

Application Management & Administration	Request BH Support Services	Day-to-day BH Support Services including how-to and break/fix.

Service Offering	Application/Function	Description
Application Management & Administration	Quarterly Supplemental Package	Day-to-day BH Support Services including how-to and break/fix.

Application Management & Administration	Quarterly Watchdog Process	Vendor, tenants, and employee quarterly searches (Could be self-sufficient through Reporting Services)

Application Management & Administration	CRE App Audit Services	MRI, Workspeed, FAS semi-annual user audits

Application Management & Administration	CRE App Audit Services	Internal Auditor Reviews (controls, change management, etc.)

Application Management & Administration	CRE App Audit Services	D&T Auditor Reviews (controls, change management, and trial balance query)

Web Site Services	Web Site Management	Company Web Site routine maintenance

ANNEX B

INFORMATION SECURITY ADDENDUM

1.                                      Personal Information.  The parties acknowledge that in performing its obligations hereunder, the Service Provider may obtain or have access to, or otherwise store, process or transmit, certain personally identifiable information of the Company, its employees, other personnel, agents, officers, directors, contractors, customers, potential and prospective customers, suppliers, and/or other persons, which information may include without limitation name, address, other contact information, financial account information, health or medical information, insurance information, social security number, tax ID number, driver’s license or non-driver identification card number, passport information, government ID number, tribal ID number, mother’s maiden name, date of birth, password, PIN number, access code, routing code, security code, biometrics, DNA profile information, electronic signature or serial number, employee ID number, payroll records, salary information or other human resources records and information, “protected health information” as defined by the Health Insurance Portability and Accountability Act, consumer report information, alien registration number or naturalization number, personal identification number or code, other account information and/or account activity information, other information or data that can be used for identity theft (including that which is not personally identifiable) and other sensitive information regarding such persons (collectively, “Personal Information”).  Notwithstanding anything to the contrary, all Personal Information is and shall remain the sole and exclusive property of the Company, and shall be deemed the Company’s Confidential Information regardless of whether it is marked as such.  Additionally, any account passwords issued to the Service Provider or its agents for purposes of accessing the Company’s systems shall be protected as if they were Personal Information for all purposes.

2.                                      Applicable Privacy and Data Security Laws.  For purposes of this Information Security Schedule, “Applicable Privacy and Data Security Laws” shall mean: (a) all privacy, security, data protection, direct marketing, consumer protection and workplace privacy laws, rules and regulations of any applicable jurisdiction (including, without limitation, the U.S., each state of the U.S.), and (b) the applicable data security and privacy policies of the Service Provider.

3.                                      Limited Use.  The Service Provider agrees that (a) at all times during the term of this Agreement and thereafter, it will comply with all Applicable Privacy and Data Security Laws in relation to Personal Information, (b) Personal Information will not be utilized by the Service Provider, its contractors or agents for any purpose other than for the purpose of rendering the Services to the Company under the Agreement (and not, for example and without limitation, to otherwise market to or contact such individuals) and shall be accessible by the Service Provider’s personnel on a need-to-know basis only, and (c) the Service Provider shall treat all Personal Information as Confidential Information subject to the Service Provider’s other obligations pursuant to the Agreement.  The Service Provider shall not collect any Personal Information from or about individuals except that which is actively and knowingly provided by such individuals or provided by the Company to the Service Provider.

4.                                      Notification of Security Breach and Incident Response.  Without limitation of the foregoing, the Service Provider shall advise the Company promptly in the event that it learns or that there has been unauthorized access to or use of, or any security breach relating to or affecting, Personal Information, or that any person who has had access to Personal Information has violated or intends to violate the terms of this Agreement.

5.                                      Disposal.  As soon as possible after any Personal Information (or a portion thereof) is no longer needed by the Service Provider to fulfill its obligations hereunder, and in any event upon termination of this Agreement for any reason: such Personal Information in the Service Provider’s or its agent’s or contractor’s possession or control shall be returned to the Company or destroyed pursuant to and to the extent required by Section 5.03 of this Agreement.